Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

April 16, 2026

HeartBeam, Inc.

2118 Walsh Avenue, Suite 210

Santa Clara, CA 95050

Ladies and Gentlemen:

We have acted as counsel for HeartBeam, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-293307) (the “Registration Statement”), and the prospectus supplement filed on April 16, 2026 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), dated as of April 14, 2026 (the “Prospectus Supplement”), with the Securities and Exchange Commission (the “Commission”), covering a public offering of (i) 12,500,000 shares (the “Firm Shares”) of common stock, par value $0.0001 per share (“Common Stock”); (ii) up to 1,875,000 shares (the “Option Shares,” together with the Firm Shares, the “Shares”) of Common Stock and (iii) up to 625,000 shares of Common Stock (the “Underwriter Warrant Shares”) underlying the warrants issued to the Underwriter (the “Underwriter Warrants”) that may be issued upon exercise of the Underwriter Warrants. The Shares are to be issued and sold by the Company to the representative, pursuant to an underwriting agreement (the “Underwriting Agreement”) dated April 14, 2026, entered into between the Company and the underwriter named therein and in the Prospectus Supplement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Securities and the securities issued upon exercise thereunder.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Second Amended and Restated Certificate of Incorporation as currently in effect, (ii) the Company’s Amended and Bylaws as currently in effect, (iii) the Registration Statement, all exhibits thereto and related Prospectus Supplement, (iv) the Underwriting Agreement, (v) the Underwriter Warrant, (vi) minutes and meetings of the Company’s board of directors and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (f) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1. the Shares have been duly authorized for issuance by all necessary corporate action by the Company;

2. the Shares when issued and sold as contemplated in the Registration Statement and the related Prospectus Supplement, will be validly issued, fully paid and non-assessable;

3. the Underwriter Warrants have been duly authorized by the Company and, when executed by the Company and issued and delivered to the purchaser thereof as contemplated by the Registration Statement and the related Prospectus Supplement and in accordance with terms of the Underwriting Agreement, such Underwriter Warrants will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

4. the Underwriter Warrant Shares have been duly authorized and, when issued and delivered by the Company upon exercise of the Underwriter Warrants against payment therefor as set forth in the Registration Statement and the related Prospectus Supplement, the Underwriting Agreement and the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporation laws of the State of Delaware and New York law as to the Underwriter Warrants as they contain provisions stating that they are to be governed by the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP